EXHIBIT 10.3

[FORM OF]
ETHANOL MARKETING AGREEMENT
([________] PROJECT)

by and between

PACIFIC ETHANOL [_________], LLC

and

KINERGY MARKETING, LLC

Dated as of  June 29, 2010

i

Article VIII REPRESENTATIONS AND WARRANTIES		13

Article IX FORCE MAJEURE		14

9.1	Definition	14
9.2	Effect	14
9.3	Limitations	14

Article X DISPUTE RESOLUTION		15

10.1	Attempts to Settle	15
10.2	Resolution by Expert	15
10.3	Arbitration	15
10.4	Consequential and Punitive Damages	15
10.5	Finality and Enforcement of Decision	15
10.6	Costs	16
10.7	Continuing Performance Obligations	16

Article XI CONFIDENTIALITY		16

Article XII ASSIGNMENT AND TRANSFER		16

Article XIII MISCELLANEOUS		16

13.1	Entire Agreement	16
13.2	Counterparts	17
13.3	Survival	17
13.4	Severability	17
13.5	Governing Law	17
13.6	Binding Effect	17
13.7	Notices	17
13.8	Amendment	18
13.9	No Implied Waiver	18
13.10	Lines of Credit	18

Exhibit A	Form of PEI Guaranty
Exhibit B	Operating Protocol
Exhibit C	Certain Customers

ii

This ETHANOL MARKETING AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and between PACIFIC ETHANOL [__________], LLC, a Delaware limited liability company (“Project Company”), and KINERGY MARKETING, LLC, an Oregon limited liability company (“Kinergy”), as of June 29, 2010.  Project Company and Kinergy are each individually referred to herein as a “Party”, and collectively are referred to herein as the “Parties”.

RECITALS

A.           Kinergy provides marketing services for denatured fuel ethanol production facilities owned by subsidiaries of Pacific Ethanol, Inc., a Delaware corporation (“PEI”).

B.           Project Company is the owner of an approximately [__] million gallons-per-year denatured fuel ethanol production facility in [________], [_______] (the “Facility”) and Project Company has requested that Kinergy provide denatured fuel ethanol marketing services for the Facility and maintain lines of credit available of not less than $5,000,000.

C.           Kinergy desires to provide such marketing services in accordance with and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1   Definitions.  The following terms shall have the meanings set forth below when used in this Agreement:

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified.  The term “control” means the ownership, either direct or indirect, of twenty-five percent (25%) or more of the voting securities (or comparable equity interests) or other ownership interests of a Person, or the possession, either direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

“Agreement” has the meaning given to such term in the preamble hereto.

“Asset Management Agreement” means the Asset Management Agreement, dated as of June 29, 2010 among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Project Company, Pacific Ethanol Stockton, LLC, and Pacific Ethanol [__________], LLC, as Owners, Pacific Holding, as Owner Agent and Pacific Ethanol, Inc., as Manager, as the same may be amended, supplemented or otherwise modified from time to time.

“Bilateral Transaction” means a transaction entered into by Kinergy with one or more Third Parties consisting of one or more forward sales of Ethanol, with respect to which Ethanol produced at the Facility by Project Company is sold to such Third Party or Third Parties.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Sacramento, California or New York, New York are required or authorized to be closed.

“Change of Control” has the meaning ascribed thereto in the Credit Agreement.

“Credit Agreement” means the Credit Agreement, dated as of June 25, 2010, by and among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Project Company, Pacific Ethanol Stockton, LLC, and Pacific Ethanol [__________], LLC, as Borrowers, Pacific Ethanol Holding Co. LLC, as Borrowers’ Agent, WestLB AG, New York Branch, as the administrative agent and the collateral agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

 “Dispute” means a dispute, controversy or claim.

“Ethanol” means denatured fuel ethanol produced by the Facility satisfying the American Society for Testing and Materials (ASTM) D4806 specifications for denatured fuel ethanol.

“Expert” means an expert having sufficient technical expertise to address the matter subject to a Dispute.

“Facility” has the meaning given to such term in the recitals hereto.

“Financing Documents” means any and all loan agreements, credit agreements (including the Credit Agreement), reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements and instruments relating to the financing (or refinancing) of the ownership, operation and maintenance of the Facility.

“Financing Parties” means the banks, lenders, noteholders and/or other financial institutions (or an agent or trustee thereof) party to the Financing Documents.

“Force Majeure Event” has the meaning set forth in Section 9.1.

“Good Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the ethanol production or marketing (as the case may be) industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  “Good Industry Practice” is not limited to a single, optimum practice, method or act to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

“Incentive Fee” means, for each Bilateral Transaction, the product of 1.0% multiplied by the aggregate amount of the Purchase Price for such Bilateral Transaction.

“Incentive Fee (Estimated)” means, for each Bilateral Transaction, the product of 1.0% multiplied by the aggregate amount of the Purchase Price (Estimated) for such Bilateral Transaction.

“Kinergy” has the meaning given to such term in the preamble hereto.

“Kinergy Indemnified Person” has the meaning given to such term in Section 7.2.

“Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Liabilities” has the meaning given to such term in Section 7.1.

“Minimum Rating Criteria”, with respect to any Person, means such Person has a senior unsecured debt rating of at least “Baa2” by Moody’s or “BBB” by S&P or an equivalent rating from another nationally recognized rating agency, provided that each Person set forth on Exhibit C hereto shall be deemed to satisfy the Minimum Rating Criteria.

“Monthly Date” means the last Business Day of each calendar month.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“NewCo” means New PE Holdco LLC, a Delaware limited liability company and the indirect owner on the date hereof  of all the equity interests in Project Company.

“Party” or “Parties” has the meaning given to such term in the preamble hereto.

“Payment Adjustment Date” has the meaning given to such term in Section 3.1 (b).

“PEI” has the meaning given to such term in the recitals hereto.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies and other organizations, whether or not legal entities, Governmental Authorities and any other entity.

“Prime Rate” means the rate per annum listed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal from time to time.

“Project Company” has the meaning given to such term in the preamble hereto.

“Project Company Indemnified Person” has the meaning given to such term in Section 7.1.

“Purchase Price” means, subject to Section 3.1 (a), (a) for each Bilateral Transaction that is part of a “pooling” arrangement by Kinergy among Affiliate Persons that are “Borrowers” under and as defined in the Credit Agreement, the product of (i) the weighted average delivered price of denatured fuel ethanol attributable to sales of denatured fuel ethanol which were brokered by Kinergy for such Persons during the applicable calendar month multiplied by (ii) the amount (expressed in gallons) of Ethanol delivered by Project Company to Kinergy hereunder during such calendar month in respect of such Bilateral Transactions or (b) for each Bilateral Transaction that is not part of any such arrangement, the aggregate gross payments received by Kinergy (or, if the applicable Third Party defaults in its payment obligations to Kinergy in respect of such Bilateral Transaction, the aggregate amount of gross payments which Kinergy was entitled to receive) for such Bilateral Transaction from the applicable Third Party; provided that, in any event, Kinergy shall elect, in its sole discretion at the time of entering into any Bilateral Transaction (and by notice to Project Company), whether such Bilateral Transaction is part of any such “pooling” arrangement.

“Purchase Price (Estimated)” means, with respect to each Bilateral Transaction, the anticipated aggregate payments of Purchase Price with respect to such Bilateral Transaction (as reasonably determined by Kinergy).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Third Party” means any Person (other than PEI or a subsidiary thereof) that enters into a Bilateral Transaction with Kinergy.

“Transportation Costs” means, for each Bilateral Transaction, all actual, out-of-pocket and documented costs and other expenses incurred by or on behalf of Kinergy in connection with the transportation of Ethanol to the applicable Third Party, including truck, rail, barge and/or terminal costs.

“Transportation Costs (Estimated)” means, for each Bilateral Transaction, the aggregate amount of Transportation Costs anticipated to be incurred by Kinergy in connection with such Bilateral Transaction (as reasonably determined by Kinergy).

1.2   Interpretation.  The following interpretations and rules of construction shall apply to this Agreement:  (a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation; (b) unless otherwise stated, references in this Agreement to “Sections” or “Articles” refer, respectively, to Sections or Articles of this Agreement; (c) “including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”; (d) “hereunder”, “herein”, “hereto” and “hereof”, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement; (e) in the case of defined terms, the singular includes the plural and vice versa; (f) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto; (g) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and (h) unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

ARTICLE II

MARKETING ACTIVITIES

2.1   Bilateral Transactions.

(a)   Subject to the terms hereof, Project Company hereby grants Kinergy the exclusive right to market, purchase and sell all of Project Company’s Ethanol, provided, that during the continuance of any default by Kinergy that would allow Project Company to terminate this Agreement pursuant to Section 4.3 or during the 30-day cure period provided in Section 4.3(c) (notwithstanding such cure period), if Kinergy is not performing its obligations with respect to marketing Project Company’s Ethanol or during the continuance of any Force Majeure Event (including the effects thereof) that renders Kinergy unable to perform its obligations under this Agreement, then Project Company shall have the right to engage any other Person to market, purchase and sell Project Company’s Ethanol and Kinergy shall not be entitled to any compensation (including Incentive Fees) with respect to any replacement services provided by such Person.  Kinergy shall use its reasonable commercial efforts to solicit, negotiate and enter into, and Kinergy shall perform, Bilateral Transactions with Third Parties.  Kinergy shall have absolute discretion in the solicitation, negotiation, administration (including the collection of payments), enforcement and execution of Bilateral Transactions and all sales of Ethanol produced by the Facility shall be effectuated by Bilateral Transactions.  Kinergy shall not enter into any transaction in respect of Project Company’s Ethanol that is not a Bilateral Transaction or with a counterparty that does not satisfy the Minimum Rating Criteria, in each case without the consent of Project Company, which consent may be withheld by Project Company in its discretion.  Project Company hereby grants Kinergy the power and authority necessary to perform its obligations and exercise its rights hereunder.

(b)   As further described in Sections 2.3, 2.4 and 2.6 below and except as otherwise provided herein, Project Company shall provide Ethanol to Kinergy free and clear of all liens and encumbrances.

(c)   Kinergy shall perform its obligations hereunder and under Bilateral Transactions in accordance with this Agreement, applicable Laws and Good Industry Practice and shall use commercially reasonable efforts to maximize the proceeds generated from the sale of Ethanol.

(d)   Kinergy shall at all times maintain available lines of credit of not less than $5,000,000.

2.2   Storage.  Kinergy acknowledges that Project Company has only limited storage capacity and Kinergy agrees that it shall take any Ethanol requested by Kinergy within seven days (or such longer period of time as may reasonably be agreed by Project Company) of the time that Project Company has made such Ethanol available to Kinergy.

2.3   Obligations of Project Company.

a)           Project Company shall provide Kinergy with all information reasonably requested by Kinergy, and Project Company shall assist Kinergy as reasonably requested in the solicitation, negotiation and performance of Bilateral Transactions.

(b)           Notwithstanding anything to the contrary herein, Project Company shall not be responsible for the delivery of any Ethanol to Kinergy during any periods of scheduled Facility maintenance (unless and to the extent the applicable Ethanol is available to be delivered to Kinergy from Project Company’s storage facilities); provided, that, at any time that PEI or one of its Affiliates is not the asset manager pursuant to the Asset Management Agreement (or any successor agreement), Kinergy shall have received at least ten Business Days prior notice of such scheduled maintenance (it being acknowledged and agreed that if Kinergy does not receive at least ten Business Days prior notice, then such maintenance activity shall be deemed to be a mechanical breakdown and covered by clause (c) below for purposes hereof).

 (c)           If on any day, Project Company is unable to perform its obligations to deliver Ethanol under this Agreement due to a mechanical breakdown (including a forced outage of the Facility) that is not a Force Majeure Event and such mechanical breakdown has continued for more than three consecutive days, Kinergy shall, at Project Company’s option and at Project Company’s expense, and provided that,  at any time that PEI or one of its Affiliates is not the asset manager pursuant to the Asset Management Agreement (or any successor agreement), Project Company provides Kinergy with prompt notice of its intent to exercise such option, use commercially reasonable efforts to identify and procure replacement Ethanol to be delivered to the Third Party under the applicable Bilateral Transaction.  In such event, if and only if the Parties reach agreement as to an alternative delivery point, Kinergy shall acquire and deliver replacement Ethanol in a quantity sufficient to meet the contract quantity of such Bilateral Transaction at such alternate point (and Project Company shall be responsible for all transportation costs associated therewith).  In all other instances, Project Company shall be responsible for any damages incurred by Kinergy in connection with Kinergy’s failure to perform under the applicable Bilateral Transaction as a result of such mechanical breakdown (it being acknowledged and agreed that Kinergy shall use commercially reasonable efforts to mitigate the effects of any such mechanical breakdown and Project Company’s resulting inability to deliver Ethanol).

(d)           At the request of Project Company, Kinergy will cause PEI to execute and deliver and maintain in full force and effect a guaranty in the form of Exhibit A hereto.

2.4   Back-to-Back Transactions.  Each Bilateral Transaction undertaken by Kinergy shall immediately and automatically, without necessity of further documentation or any action whatsoever by any of the Parties, create and cause to be undertaken according to the terms of this Agreement an equivalent transaction in terms of the obligation to deliver Ethanol, the quantity of Ethanol sold and the timing for the delivery of such Ethanol by Project Company with Kinergy (as if Kinergy were the Third Party).

2.5   Netting.  Netting of amounts due in respect of Bilateral Transactions between Kinergy and a Third Party may arise in circumstances in which Kinergy owes amounts to such Third Party in respect of Bilateral Transactions and, at the same time, such Third Party owes amounts to Kinergy in respect of Bilateral Transactions.  In such circumstances, the party owing the greater amount may pay such amount to the other party as reduced by the amount owed to it and both parties will be deemed to have satisfied their obligations thereby.  When such netting occurs, for purposes of this Agreement, for all Bilateral Transactions that have been subject to such netting arrangements, Kinergy shall be deemed to have paid amounts owed by it and to have received amounts owed to it.

2.6   Title; Delivery Point; Nominations; Measurement.

(a)   Project Company shall deliver Ethanol to Kinergy in respect of Bilateral Transactions (or corresponding back-to-back transactions under Section 2.4) at the inlet flange of the applicable receiving truck, barge or railcar that will remove such Ethanol from the Facility.  Title to, risk of loss with respect to and the obligation to transport such Ethanol shall pass from Project Company to Kinergy at such delivery point.  The Parties acknowledge that the quality and quantity of Ethanol may degrade or shrink after such Ethanol is delivered by Project Company to Kinergy at such delivery point, and the Parties acknowledge that the risk of such degradation or shrinkage and all other risk of loss shall be borne by Kinergy.

(b)   Kinergy and Project Company shall utilize the previously agreed upon operating protocol, with respect to the mechanics, timing and process for (i) Kinergy to communicate to Project Company its Ethanol requirements on a monthly, weekly and daily basis, (ii) determining the quantity of Ethanol to be stored by Project Company in its storage facilities, and (iii) implementing the Ethanol sales contemplated by this Agreement.  A copy of such operating protocol is attached hereto as Exhibit B.  By mutual agreement, such operating protocol shall be updated from time to time thereafter.

(c)   Project Company agrees to collect samples of each shipment of Ethanol it delivers to Kinergy hereunder and keep such samples for 30 days.  Project Company shall label each sample to include the customer order number and any other information reasonably necessary to identify such Ethanol and the applicable shipment.  Kinergy shall have the right, upon reasonable notice and at reasonable times and at its expense, to test such samples to confirm that the Ethanol delivered to it hereunder meets the requirements of this Agreement.  The Parties agree that the amount of Ethanol delivered hereunder (whether measured as net gallons, net liters or otherwise) shall be corrected to and correspondingly adjusted by a reference temperature of 60 degrees Fahrenheit or 15.56 degrees Celsius.

ARTICLE III
PAYMENTS

3.1   Fees and Payments.

(a)   Within ten days after the date Project Company delivers Ethanol to Kinergy in accordance with Section 2.6(a), Kinergy shall pay to Project Company an amount equal to (i) the Purchase Price (Estimated) with respect to the Bilateral Transaction to which such delivery of Ethanol relates minus (ii) the aggregate amount of Transportation Costs (Estimated) with respect to such Bilateral Transaction minus (iii) the aggregate amount of the Incentive Fee (Estimated) with respect to such Bilateral Transaction (it being acknowledged that Kinergy shall retain for its own account the amount of such Transportation Costs (Estimated) and Incentive Fee (Estimated), and that such amount represents an estimate of the net amounts to be paid to Project Company in connection with such Bilateral Transaction).  In connection with each such payment, Kinergy shall deliver to Project Company a statement detailing its calculations of the applicable Purchase Price (Estimated), the applicable Transportation Costs (Estimated) and the applicable Incentive Fee (Estimated).

(b)   Within the first five Business Days of each calendar month (each such date, a “Payment Adjustment Date”), the Parties shall reconcile and “true-up” the actual Purchase Price, Transportation Costs and Incentive Fees for all Bilateral Transactions entered into since the previous Payment Adjustment Date, with the intent of the Parties being that Kinergy shall make up the difference of any “under estimations” and Project Company shall refund any “over estimations”.  For example, if there are “under estimations” then Kinergy shall pay to Project Company an amount equal to:

(i)   (A) the Purchase Price with respect to such Bilateral Transaction minus (B) the Purchase Price (Estimated) with respect to such Bilateral Transaction (to the extent actually paid by Kinergy to Project Company pursuant to Section 3.1(a)), minus

(ii)   (A) the Transportation Costs with respect to each such Bilateral Transaction minus (B) the Transportation Costs (Estimated) with respect to such Bilateral Transaction, minus

(iii)   (A) the Incentive Fee with respect to each such Bilateral Transaction minus (B) the Incentive Fee (Estimated) with respect to such Bilateral Transaction.

Each such monthly reconciliation or “true-up” payment shall be paid by Kinergy or Project Company (as applicable) no later than five Business Days after the applicable Payment Adjustment Date.  Each Party acknowledges that Kinergy (and not Project Company) bears the risk of non-payment by (a) a Third Party in connection with a Bilateral Transaction with respect to any Third Party (or an Affiliate thereof) that does not satisfy the Minimum Rating Criteria and (b) PEI or any Affiliate thereof that purchases Ethanol from Project Company; provided that Project Company and Kinergy acknowledge and agree that any risk of non-payment not borne by Kinergy shall be shared on a pro rata basis among Project Company and each other Person with respect to which sales are brokered by Kinergy (with such pro rata calculations based upon the amount (expressed in gallons) of Ethanol delivered by, or on behalf of, each such Person during the applicable period in respect of which nonpayment has occurred), all as reasonably determined by Kinergy.

(c)   Notwithstanding anything to the contrary in clause (a) or (b) above, if Project Company defaults in its obligation to provide Ethanol to Kinergy in accordance with the terms of this Agreement (including, without limitation, as contemplated by Section 2.3(c)), then Kinergy shall be entitled to set-off and deduct from current and/or future payments owed to Kinergy by Project Company (including the estimated payments pursuant to clause (a) above and the reconciliation and “true-up” payments pursuant to clause (b) above) an amount equal to, as applicable (i) the amount of damage payments owed by Kinergy to the applicable Third Party for failure to provide such Ethanol or (ii) the cost of any replacement Ethanol procured by Kinergy to satisfy the requirements of any Bilateral Transaction, each as a result of Project Company’s failure to perform hereunder net of any revenues received in respect of such Bilateral Transaction.

3.2   Overdue Payments; Billing Dispute.  If Project Company or Kinergy, in good faith, disputes the amount of any payment received by it or to be paid by it or set-off pursuant to Section 3.1 above, the disputing Party shall immediately notify the other Party of the basis for the dispute.  The Parties will then meet and use their best efforts to resolve any such dispute.  If any amount is ultimately determined to be due to or permitted to be set-off by Project Company or Kinergy (as the case may be), to the extent not previously paid or set-off, (a) Kinergy (or Project Company, as the case may be) shall pay such amount to Project Company (or Kinergy, as the case may be) within five Business Days of such determination or (b) Kinergy (or Project Company, as the case may be) may then set-off such amount (as the case may be).  If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at the Prime Rate plus 2% from the date originally due until the date paid.

3.3   Audit.  Notwithstanding the payment of any amount pursuant to this Article III, Project Company shall remain entitled (upon reasonable prior notice, at reasonable times and at Kinergy’s corporate offices) and the administrative agent under the Credit Agreement (and its consultants, as directed by the administrative agent) shall be entitled (upon reasonable prior notice, not more than once per calendar quarter and at Kinergy’s corporate offices) to conduct a subsequent audit and review of (a) all Bilateral Transactions and related records to verify the amount of gross payments, Incentive Fees, Transportation Costs and damage payments and (b) the determination and calculation of the Purchase Price, in each case for a period of two years from and after the applicable Payment Adjustment Date.  If, pursuant to such audit and review, it is determined that any amount previously paid by Kinergy to Project Company did not constitute all of the amounts which should have been paid to Project Company, Project Company shall advise Kinergy indicating such amount and the reason the amount should have been paid to Project Company and, subject to the next two sentences, Kinergy shall pay such amount to Project Company within five Business Days of such request along with interest accrued at the Prime Rate plus 2% from the date originally due until the date paid.  If the Parties do not agree with respect to any item so noted, the Parties will then meet and use their best efforts to resolve the dispute.  If Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article IX.

ARTICLE IV
TERM; TERMINATION

4.1   Term.  This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with its terms, shall continue in effect until and including the twelve-month anniversary of the date of this Agreement, provided, that Project Company may extend this Agreement for additional twelve-month periods, in each case by written notice to Kinergy delivered not less than 90 days prior to the end of the original or renewal term.

4.2   Termination by Kinergy.  Kinergy may terminate this Agreement by written notice to Project Company, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (b) of this Section 4.2:

(a)   the failure by Project Company to make any payment, deposit or transfer required hereunder within 30 Business Days after the date such payment, deposit or transfer is required to be made;

(b)   the occurrence of an Act of Insolvency with respect to Project Company; or

(c)   the failure of Project Company to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Kinergy of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Project Company is diligently attempting to cure such failure.

4.3   Termination by Project Company.  Project Company may terminate this Agreement by written notice to Kinergy, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (b) of this Section 4.3:

(a)   the failure by Kinergy to make any payment, deposit or transfer required hereunder within fifteen Business Days after the date such payment, deposit or transfer is required to be made;

(b)   the occurrence of an Act of Insolvency with respect to Kinergy; or

(c)   the failure of Kinergy to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Project Company of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Kinergy is diligently attempting to cure such failure.

4.4   Change of Control.

(a)   This Agreement shall terminate 45 days after the occurrence of (i) any Change of Control with respect to Project Company or any transfer, assignment, sale or other disposition of more than a  majority of the membership interests in Kinergy to any Person which is not an Affiliate of PEI or (ii) any transfer, assignment, sale or other disposition of all or substantially all of the assets comprising the Facility, unless in each case the Parties mutually agree to the contrary.

(b)   In the event that this Agreement (i) terminates pursuant to Section 4.4(a)(i) as a result of a Change of Control of Project Company or (ii) shall be terminated by Project Company pursuant to Section 4.3 above, Kinergy shall, if requested by Project Company, use its best efforts to assign its interests to Project Company in the rail car lease or leases (or the applicable portions thereof) to which Kinergy is a party and in respect of which are dedicated to the transportation of Ethanol purchased pursuant to this Agreement.

4.5   Effect of Termination.  No termination under this Article IV shall release any of the Parties from any obligations arising hereunder prior to such termination, including payment and obligations under any Bilateral Transaction (or such Bilateral Transaction’s corresponding back-to-back transaction arising under Section 2.4), that are not fully performed as of the date of such termination.  The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law or in equity; provided, however, that no Party shall have a right to terminate, revoke or treat this Agreement as repudiated other than in accordance with the other provisions of this Agreement; and provided, further, that the Parties’ respective rights upon termination shall be subject to the liability limitations of Article V. Except as otherwise set forth in this Agreement, remedies are cumulative, and the exercise of, or the failure to exercise, one or more remedies by a Party shall not, to the extent provided by Law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party.

ARTICLE V
INSURANCE

5.1   Kinergy Insurance.  Without limiting any of the other obligations or liabilities of Kinergy under this Agreement, Kinergy shall at all times carry and maintain or cause to be carried and maintained, the minimum insurance coverage set forth in this Section:

(a)   Kinergy shall maintain or cause to be maintained (i) Workers’ Compensation insurance in compliance with the workers’ compensation laws of the State of Oregon as extended by the Broad Form All States Endorsements, the United States Longshoreman’s and Harbor Workers’ Coverage Endorsements on an if-any-exposure basis and the Voluntary Compensation Coverage Endorsement, and (ii) Employer’s Liability (including Occupational Disease) coverage with limits of not less than $1,000,000, which shall cover all of Kinergy’s employees engaged in providing services hereunder.

(b)   Kinergy shall maintain or cause to be maintained automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits for bodily injury/property damage not less than $1,000,000 per occurrence and containing appropriate no-fault insurance provisions wherever applicable.

(c)   Kinergy will maintain or cause to be maintained commercial general liability insurance with a limit for bodily injury/property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate.  Such coverage shall include premises/operations, explosion, collapse and underground property damage, broad form contractual, independent contractors, products/completed operations (including operator errors and omissions), broad form property damage, personal injury and incidental professional liability (if not covered under product/completed operations and if commercially available).

(d)   Kinergy shall maintain or cause to be maintained umbrella liability insurance providing coverage limits in excess of those set forth in Section (a), (b) and (c) above.  The limits of this umbrella coverage shall not be less than $10,000,000 per occurrence and in the annual aggregate.

(e)   Kinergy shall maintain or cause to be maintained pollution legal liability for sudden and accidental pollution for physical damage and bodily injury to third parties in an amount of $3,000,000 per occurrence and in the annual aggregate.

The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects as of the effective date of this Agreement.  All insurance carried pursuant to this Section shall conform to the relevant provisions of this Agreement and be with insurance companies which are rated “A-, X” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to Project Company.  Project Company shall be furnished with satisfactory evidence that the foregoing insurance is in effect and Project Company shall be notified 30 calendar days prior to the cancellation or material change of any such coverage.  Coverage for the insurance under Section (c) and (d) above shall be written on a claims made basis provided that if the policy is not renewed, Kinergy shall obtain for the benefit of Project Company an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy.  Kinergy shall provide Project Company with evidence that such extended reporting period coverage or “tail” has been obtained.  Kinergy agrees to ensure that the insurance policies outlined in this Section require the insurer to waive subrogation against Project Company, the Financing Parties and their respective Affiliates together with their respective officers, directors, Affiliates and employees and all such Persons shall be an additional insured as their interests may appear with respect to all policies procured by Kinergy.

5.2   Kinergy Insurance Premiums and Deductibles.  All premiums for insurance coverage procured by Kinergy pursuant to Section 5.1 shall be reimbursed by Project Company upon demand.  Kinergy shall be liable for the payment of all deductibles on insurance policies obtained pursuant to Section 5.1, which amounts shall not be reimbursed by Project Company, provided that, to the extent that a claim under a policy described in Section 5.1 is attributable to Project Company’s (including its employees’ or agents’) gross negligence or willful misconduct, Project Company shall be liable for the entire amount of such deductible.  In no event shall any premiums, deductibles or any losses in excess of insurance coverage be reimbursed by Project Company hereunder.

ARTICLE VI
LIMITATIONS ON LIABILITY

6.1   No Consequential or Punitive Damages.  In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

ARTICLE VII
INDEMNIFICATION

7.1   Project Company’s Indemnity.  Project Company shall defend, indemnify and hold harmless Kinergy and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Kinergy and its Affiliates) (each, a “Project Company Indemnified Person”) from and against any and all third party claims, actions, damages, expenses (including reasonable and documented attorneys’ fees and expenses), losses, settlements or liabilities (collectively, “Liabilities”) incurred or asserted against any Project Company Indemnified Person (a) as a result of any failure on the part of Project Company to perform Project Company’s obligations under this Agreement (including with respect to any back-to-back transaction under Section 2.4), or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Project Company or its Affiliates (other than Kinergy).

7.2   Kinergy’s Indemnity.  Kinergy shall defend, indemnify and hold harmless Project Company and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Project Company and their Affiliates) (each, a “Kinergy Indemnified Person”) from and against any and all third party Liabilities incurred or asserted against any Kinergy Indemnified Person (a) as a result of any failure on the part of Kinergy to perform its obligations under this Agreement (including with respect to any Bilateral Transaction), or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Kinergy or its Affiliates (other than Project Company).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Each Party represents that (i) it is duly organized under its jurisdiction of formation and in good standing in each jurisdiction where its failure to so qualify could have a material adverse affect on its ability to perform its obligations hereunder, (ii) it has all necessary power and authority to enter into this Agreement, (iii) it has duly authorized, executed and delivered this Agreement and (iv) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

ARTICLE IX
FORCE MAJEURE

9.1   Definition.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties (other than with respect to its own employees), and other events or circumstances beyond the reasonable control of such Party.  Mechanical breakdown (including a forced outage of the Facility) that continues for more than five consecutive days shall be deemed not to be “Force Majeure Event” unless such mechanical breakdown resulted from or was caused by a separate “Force Majeure Event.”

9.2   Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Parties written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible.  If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Parties the status of its efforts to resume performance and the estimated date thereof.  If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, either Party may terminate this Agreement for convenience.  If the affected Party was not able to resume performance prior to or at the time of the report to the other Party of the onset of the Force Majeure Event, then it will report in writing to the other Party when it is again able to perform.  If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

9.3   Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a)   the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b)   the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE X
DISPUTE RESOLUTION

10.1   Attempts to Settle.  In the event that a Dispute between the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Party.  In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

10.2   Resolution by Expert.  If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties.  Proceedings before an Expert shall be held in Sacramento, California (or any other location agreed to by the Parties).  The Expert shall apply to such proceedings the substantive law of the State of New York in effect at the time of such proceedings.  The decision of the Expert shall be final and binding upon the Parties.  In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 10.3.

10.3   Arbitration.  Any Dispute that has not been resolved following the procedures set forth in Section 10.1 or 10.2 shall be settled by binding arbitration in Sacramento, California (or any other location agreed to by the Parties) before a panel of three arbitrators.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.  Such arbitration shall be governed by the laws of the State of New York.  If arbitration proceedings have been initiated pursuant to this Section 10.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings.  THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS ARTICLE IX SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 10.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

10.4   Consequential and Punitive Damages.  Awards of Experts and arbitral panels shall be subject to the provisions of Article VI.

10.5   Finality and Enforcement of Decision.  Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties.  Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

10.6   Costs.  The costs of submitting a Dispute to an Expert shall be shared equally among the Parties involved in the Dispute, unless the arbitral panel or the Expert determines otherwise.  The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

10.7   Continuing Performance Obligations.  While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

ARTICLE XI
CONFIDENTIALITY

Each Party and its Affiliates shall treat as confidential the data and information in their possession regarding the Facility, the other Parties or any Affiliate of any other Party, unless:  (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed.  Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party, (ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential Financing Parties or actual or potential lenders to PEI or any subsidiary thereof, and (iv) any potential equity investors in PEI or any acquirer of all or any of the equity interests in NewCo or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii) - (iv) of this Article agrees to similar confidentiality provisions.

ARTICLE XII
ASSIGNMENT AND TRANSFER

No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of Project Company, Kinergy, or (b) in the case of Kinergy, Project Company, provided, that any Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment to any Financing Parties) without the consent of any other Party.

ARTICLE XIII
MISCELLANEOUS

13.1   Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter.  Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

13.2   Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

13.3   Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of indemnity and payment, and confidentiality.  Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive:  Articles III, VI, VII, X and XI, and Sections 13.3, 13.4, 13.5, 13.6, 13.8 and 13.9.

13.4   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

13.5   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

13.6   Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person or entity not a party hereto, and nothing in this Agreement shall be construed as giving any Person or entity, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.7   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to Kinergy:

Kinergy Marketing, LLC
400 Capitol Mall
Suite 2060
Sacramento, California  95814
Attention:       Neil Koehler
Telephone:     (530) 750-3017
Facsimile:       (530) 309-4172

with a copy to:

Kinergy Marketing, LLC
c/o Pacific Ethanol, Inc.
400 Capital Mall
Suite 2060
Sacramento, CA 95814
Attn:  General Counsel
Telephone:  (916) 403-2130
Facsimile:  (916) 446-3937
If to Project Company:

Pacific Ethanol [__________], LLC
c/o JT Miller Group LLC
777 Campus Commons Road #200
Sacramento, CA 95825
Attn: John Miller
Telephone:      (916) 565-7422
Facsimile:         (916) 565-7423

with a copy, so long as PEI is the “Manager” under the Asset Management Agreement, to:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, CA 95814
Attention: General Counsel
Facsimile:  (916) 446-3936

13.8   Amendment.  No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

13.9   No Implied Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

13.10   Lines of Credit.  Kinergy shall promptly notify Project Company if at any time during the term of this Agreement it does not have lines of credit available to it in an amount of not less than $5,000,000 or if an event of default shall occur and be continuing under any agreement evidencing such lines of credit.

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IN WITNESS WHEREOF, this Ethanol Marketing Agreement has been duly executed by the Parties hereto as of the date first written above.

PACIFIC ETHANOL [__________], LLC

By: _______________________________
Name:
Title:

KINERGY MARKETING, LLC

By: /s/ Neil Koehler
Name: Neil Koehler
Title: CEO

[Signature Page to Ethanol Marketing Agreement – Boardman]